EXHIBIT 99.1
CONTACTS:
Mark Carter, VP Strategic Initiatives and Investor Relations (704) 557-8386
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
November 3, 2010
Lance, Inc. Reports Solid Results for Third Quarter 2010
CHARLOTTE, N.C., November 3, 2010 /PRNewswire via COMTEX News Network/ —
•	Reports 2010 third quarter net revenue of $237.7 million, a 1% increase over prior year third quarter

•	Reports 2010 third quarter EPS of $0.38, excluding special items, a 41% increase over the prior year second quarter EPS of $0.27

•	Reports 2010 third quarter EPS of $0.32, including special items, an increase of 19% over last year

•	Declares quarterly cash dividend of $0.16 per share

•	Updates full year 2010 estimates
Lance, Inc. (Nasdaq: LNCE) today reported net revenue for the third quarter ended September 25, 2010 of $237.7 million, a 1% increase compared to its prior year third quarter net revenue of $234.9 million. The Company’s branded product net revenue, which represented about 58% of total net revenue in the 2010 third quarter, increased approximately 1% from the third quarter of 2009. The net revenue for branded products was pressured significantly by increased trade spending compared to last year. Sales of branded products to dollar stores, mass merchandisers and distributors increased compared to the same quarter last year due to the additional revenue from the acquisition of Stella D’oro, new product offerings and growth of existing products with new and established customers. These gains were largely offset by higher promotional costs compared to last year’s third quarter as well as volume declines in certain channels, including up-and-down the street and food service.
The Company’s non-branded product net revenue, which includes both private brands and contract manufacturing, increased approximately 1% in the 2010 third quarter. Continued growth in private brands products was partially offset by lower contract manufacturing revenues due to the completion of a short term contract.
Lance realized third quarter 2010 net income of $12.3 million excluding special items, or $0.38 per diluted share, as compared to third quarter 2009 net income of $8.8 million, or $0.27 per diluted share. Special items recognized during the third quarter of 2010 consisted of after-tax expenses of approximately $1.9 million associated with the proposed merger with Snyder’s of Hanover. Including the special items identified above, third quarter 2010 net income was $10.4 million, or $0.32 per diluted share.
Net revenue for the nine months ended September 25, 2010 totaled $694.7 million, an increase of approximately 1% compared with the same period in the prior year. For the first nine months of 2010, net income excluding special items was $27.9 million, or $0.86 per diluted share, compared to net income of $24.8 million, or $0.77 per diluted share, for the first nine months of the prior year. The special items recognized during the first nine months of 2010 consisted of $2.2 million of after-tax expenses in the second and third quarters associated with the proposed merger with Snyder’s, $2.0 million of after-tax expenses related to the workforce reduction and professional fees in the second quarter, as well as $1.9 million of after-tax expenses associated with an unsuccessful bid for a targeted acquisition in the first quarter. Including the special items identified above, net income for the nine months ended September 25, 2010 was $21.9 million, or $0.67 per diluted share
Comments from Management
“While we are not satisfied with our growth during the third quarter of this year, we are generally pleased with the company’s overall performance in this tough economic environment.” commented David V. Singer, President and Chief Executive Officer. “Modest net revenue gains and good expense control, combined with continuing benefits of the foundational changes implemented over the past several years, continue to lead to solid profitability, which sustains the momentum we gained in the second quarter of 2010. For the balance of this year, we will remain focused on profitable growth and managing our costs. We recognize that cost escalations in our important commodities will need to be offset through pricing actions and continued cost efficiencies. We expect that price increases will be needed to maintain our margins as we go into next year, especially in our private brand product portfolio. In our branded business, we are cautiously optimistic that the requirement for promotional spending will ease as we move into 2011, helping to offset commodity pressures in these product lines.”
Mr. Singer concluded, “We expect to finalize our merger of equals with Snyder’s of Hanover in the fourth quarter, and begin the process of integrating these two great companies. In the past several months we have completed several important steps toward finalizing this merger. Snyder’s-Lance will be a strong organization that creates value for our stockholders and business partners by leveraging a portfolio of consumer preferred snack food brands and a strong national DSD system. Both companies bring much to the table with their respective brands, distribution systems, retailer partnerships, and talented people.”
Company 2010 Estimates Updated
As previously announced, on September 30, 2010 the Board of Directors of the Company approved an amendment to the Bylaws of the Company to provide for a change in the fiscal year end of the Company from the last Saturday of December to the Saturday nearest to December 31. This amendment results in an additional week in the Company’s fiscal 2010 calendar.
The Company revised its earnings per diluted share estimate range to $1.18 to $1.23, excluding special items. The Company also updated its previously announced full year 2010 net revenue estimate range to $935 to $945 million, and capital expenditures are estimated to be between $28 and $31 million for the year. These estimates incorporate the additional week in fiscal 2010.
Dividend Declared
The Company also announced the declaration of a regular cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on November 23, 2010 to stockholders of record at the close of business on November 15, 2010.
Conference Call
Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Wednesday, November 3rd, 2010 to discuss financial results. To participate in the conference call, the dial-in number is (800) 789-3681 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00 pm on November 3rd and midnight on November 10th. The replay telephone number is (800) 642-1687 for U.S. callers or (706) 645-9291 for international callers. The replay access code is 17911847. Investors may also access a web-based replay of the conference call at Lance’s web site, www.lanceinc.com.
The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Lance Inc.’s website www.lanceinc.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Lance’s Investor Relations home page.
About Lance, Inc.
Lance, Inc. headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers, sandwich cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Ohio and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s, Archway and Stella D’oro brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, club stores, food service outlets and other channels.
Cautionary Note Regarding Forward-Looking Statements
This press release may include statements about future economic performance, finances, expectations, plans and prospects of Lance and Snyder’s, both individually and on a consolidated basis, that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on Lance’s or Snyder’s current plans, estimates and expectations. Some forward-looking statements may be identified by use of terms such as “believe,” “anticipate,” “intend,” “expect,” “project,” “plan,” “may,” “should,” “could,” “will,” “estimate,” “predict,” “potential,” “continue,” and similar words, terms or statements of a future or forward-looking nature. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statements.
Risks and uncertainties relating to the proposed merger include the risks that: (1) the parties will not obtain the requisite shareholder approvals for the transaction; (2) the anticipated benefits of the transaction will not be realized; (3) the parties may not be able to retain key personnel; (4) the conditions to the closing of the proposed merger may not be satisfied or waived; and (5) the outcome of any legal proceedings to the extent initiated against Lance or Snyder’s or its respective directors and officers following the announcement of the proposed merger is uncertain. These risks, as well as other risks of the combined company and its subsidiaries may be different from what the companies expect and each party’s management may respond differently to any of the aforementioned factors. These risks, as well as other risks associated with the merger, are more fully discussed in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Lance with the Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

For further information regarding cautionary statements and factors affecting future results, please refer to the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Lance with the SEC. Except as may be required by law, neither Lance nor Snyder’s undertakes any obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.
Important Information for Investors and Stockholders
This press release relates to a proposed merger between Lance and Snyder’s. Lance filed with the Securities and Exchange Commission (“SEC”), and the SEC declared effective on October 29, 2010, a registration statement on Form S-4 that includes a joint proxy statement of Lance and Snyder’s and also constitutes a prospectus of Lance. Lance and Snyder’s began mailing the joint proxy statement/prospectus to shareholders on November 1, 2010. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC OR SENT TO STOCKHOLDERS, CAREFULLY AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov) or, in the case of Lance, by directing a request to Lance through Dee Noon, assistant to the CFO at 704-556-5727 and, in the case of Snyder’s, by directing a request to John Bartman, Vice President at 717-632-4477.
Participants in the Solicitation
Snyder’s, Lance and their respective directors and executive officers may be deemed under the rules of the SEC to be participants in the solicitation of proxies from the stockholders of Lance. A list of the names of those directors and executive officers and descriptions of their interests in Lance and Snyder’s and the proposed transaction are contained in the amended joint proxy statement/prospectus filed by Lance with the SEC on October 29, 2010.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Quarter Ended		Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2010	2009	2010	2009
Net revenue	$237,683	$234,902	$694,717	$687,065
Cost of sales	142,764	140,129	418,812	411,171

Gross margin	94,919	94,773	275,905	275,894

Selling, general and administrative	78,416	80,019	236,517	233,996
Other expense, net	221	644	4,006	1,252

Earnings before interest and income taxes	16,282	14,110	35,382	40,646

Interest expense, net	841	796	2,563	2,518

Income before income taxes	15,441	13,314	32,819	38,128

Income tax expense	5,055	4,511	10,929	13,345

Net income	$10,386	$8,803	$21,890	$24,783

Basic earnings per share	$0.32	$0.28	$0.68	$0.79
Weighted average shares outstanding — basic	32,140,000	31,622,000	31,962,000	31,526,000

Diluted earnings per share	$0.32	$0.27	$0.67	$0.77
Weighted average shares outstanding — diluted	32,672,000	32,519,000	32,462,000	32,286,000

Cash dividends declared per share	$0.16	$0.16	$0.48	$0.48

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 25,	December 26,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$14,040	$5,418
Accounts receivable, net of allowances	90,414	87,172
Inventories	58,811	58,037
Prepaid income taxes	1,032	238
Deferred income taxes	6,475	9,790
Prepaid expenses and other current assets	12,457	18,227

Total current assets	183,229	178,882

Other assets:
Fixed assets, net of accumulated depreciation	218,855	225,981
Goodwill, net	91,911	90,909
Other intangible assets, net	34,619	35,154
Other noncurrent assets	5,611	5,365

Total assets	$534,225	$536,291

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$33,230	$29,777
Other payables and accrued liabilities	59,559	66,589

Total current liabilities	92,789	96,366

Other liabilities:
Long-term debt	106,000	113,000
Deferred income taxes	36,624	35,515
Other noncurrent liabilities	13,355	16,723

Total liabilities	248,768	261,604

Commitments and contingencies	—	-

Stockholders’ equity:
Common stock	27,049	26,743
Preferred stock, no shares outstanding	—	—
Additional paid-in capital	63,092	60,829
Retained earnings	182,702	176,322
Accumulated other comprehensive income	12,614	10,793

Total stockholders’ equity	285,457	274,687

Total liabilities and stockholders’ equity	$534,225	$536,291

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Nine Months Ended
	September 25,	September 26,
	2010	2009
Operating activities
Net income	$21,890	$24,783
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	28,629	25,945
Stock-based compensation expense	5,635	5,490
Provision for doubtful accounts	872	1,012
Loss on sale of fixed assets	214	529
Impairment of long-lived assets	584	—
Changes in operating assets and liabilities	(5,834)	(12,664)

Net cash provided by operating activities	51,990	45,095

Investing activities
Purchases of fixed assets	(21,163)	(28,667)
Proceeds from sale of fixed and intangible assets	389	667
Proceeds from sale of assets held for sale	1,843	—

Net cash used in investing activities	(18,931)	(28,000)

Financing activities
Dividends paid	(15,510)	(15,280)
Issuances of common stock	2,551	3,806
Repurchases of common stock and net-settlement of restricted stock units	(4,668)	(127)
Net (repayments)/proceeds on existing credit facilities	(7,000)	2,000

Net cash used in financing activities	(24,627)	(9,601)

Effect of exchange rate changes on cash	190	328

Increase in cash and cash equivalents	8,622	7,822
Cash and cash equivalents at beginning of period	5,418	807

Cash and cash equivalents at end of period	$14,040	$8,629

Supplemental information:
Cash paid for income taxes, net of refunds of $23 and $154, respectively	$7,042	$9,911
Cash paid for interest	$2,552	$2,699

LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per-share amounts)
(unaudited)

	Net of	Per Diluted
	Tax	Share
Quarter Ended September 25, 2010

Net Income	$10,386	$0.32

Costs related to proposed merger*	1,959	0.06

Net Income, excluding special items	$12,345	$0.38

*	Net of tax benefit of $968

	Net of	Per Diluted
	Tax	Share
Nine Months Ended September 25, 2010

Net Income	$21,890	$0.67

Costs related to proposed merger	2,167	0.07
Employee termination costs from workforce reduction	1,958	0.06
Unsuccessful bid for targeted acquisition	1,930	0.06

Subtotal**	6,055	0.19

Net Income, excluding special items	$27,945	$0.86

**	Net of tax benefit of $2,998